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                                                                  EXHIBIT (a)(5)


                         CONTACT: David H. Sternblitz
                                  Senior Director, Investor and Public Relations
                                  (972) 580-5047


         ZALE ANNOUNCES TENDER OFFER TO PURCHASE 6.4 MILLION SHARES AND
             INTENT TO ENTER INTO A NEW $500 MILLION CREDIT FACILITY


            DALLAS, Texas, July 1, 2003 - Zale Corporation (NYSE:ZLC), the largest specialty retailer of fine jewelry in North America, today commenced a modified "Dutch Auction" tender offer to purchase up to 6,400,000 shares of its outstanding common stock at a price per share of not less than $42.00 nor in excess of $48.00 per share, for an aggregate purchase price of up to $307.2 million. This represents approximately 20% of the current outstanding shares.

            In connection with the tender offer, the Company intends to enter into a new $500 million secured revolving credit facility with a syndicate of lenders led by Fleet National Bank, as administrative agent, to replace its existing $225 million unsecured facility. The Company expects the new revolving credit facility to be secured largely by inventory. In addition, the Company is issuing a call for the remaining $87 million of its 8.50% Senior Notes due 2007. The Company intends to use approximately $140 million of its existing cash to fund this call of its Senior Notes as well as to fund a portion of the tender offer.

            The Company believes that the transactions announced today are a prudent use of its financial resources given its free cash flow, capital position and current stock market price. The Company expects to benefit through a capital structure which has attractive funding costs and additional flexibility for future growth. In addition, the Company's decision to repurchase its own stock is an effective means of providing value to stockholders in the current environment.

            The tender offer will expire at 12:00 midnight, New York City time, on July 29, 2003, unless extended. Tenders of shares must be made on or prior to the expiration of the tender offer, and shares may be withdrawn at any time on or prior to the expiration of the tender offer.

            On the terms and subject to the conditions of the tender offer, stockholders will have the opportunity to tender all or a portion of their shares at a price or prices specified by the stockholder within the stated price range. The Company will select the lowest price per share


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within that range that will enable it to purchase 6,400,000 shares, or such lesser number of shares as are properly tendered. If stockholders properly tender more than 6,400,000 shares at or below the purchase price selected by the Company, the Company will first purchase shares tendered by those stockholders who beneficially own fewer than 100 shares, then purchase, on a pro rata basis, shares tendered by stockholders at or below the price selected by the Company and finally, if necessary in order to reach the 6,400,000 share maximum, purchase by random lot shares tendered conditionally for which the condition was not initially satisfied.

            All shares purchased in the tender offer will be purchased at the same price.

            The Company will pay the purchase price, net in cash, without interest, promptly after the expiration of the tender offer. The Company will return all shares not purchased to the tendering stockholders free of charge after the expiration of the tender offer. The tender offer is subject to a number of conditions, including the consummation of the financing of the Company's new revolving credit facility.

            None of the Company's executive officers, directors or affiliates intend to submit shares in the tender offer. The tender offer is not conditioned on the tender of any minimum number of shares.

         Bear, Stearns & Co. Inc. is the dealer-manager for the tender offer, and Morrow & Co., Inc. is the information agent for the tender offer. Any questions concerning the tender offer may be directed to Bear, Stearns & Co. Inc. at (866) 897-6798, or to Morrow & Co., Inc. at (212) 754-8000. Copies of
the Offer to Purchase and other documents describing the terms of the tender offer and Transmittal Letter for use in making tenders may be obtained from Morrow & Co., Inc. The Offer to Purchase, Transmittal Letter and related documents are being mailed to stockholders of record as of July 1, 2003, and will be made available for distribution to beneficial owners.

         The Company, its board of directors, Bear, Stearns & Co. Inc. and Morrow & Co., Inc. are not making any recommendation to stockholders as to whether to tender shares or as to what price at which to tender. Stockholders must decide how many shares they will tender, if any, and the price, within the stated range, at which they will offer shares for purchase.

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         Zale Corporation is North America's largest specialty retailer of fine jewelry operating approximately 2,265 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Zale Direct at www.zales.com, Gordon's Jewelers, Bailey Banks & Biddle Fine Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Additional information on Zale Corporation and its brands is available on the Internet at www.zalecorp.com.

This release contains forward-looking statements, including statements regarding the Company's objectives and expectations regarding the benefits that the tender offer may provide to stockholders, its merchandising and marketing strategies and results of operations, which are based upon management's beliefs as well as on assumptions made by and data currently available to management. These forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. The following list, which is not intended to be an all-encompassing list of risks and uncertainties affecting the Company, summarizes several factors that could cause the Company's actual results to differ materially from those anticipated or expected in these forward-looking statements: volatility in the credit markets that could delay or prevent the proposed financing of our new revolving credit facility; the number of shares tendered and the price at which the Company ultimately determines to purchase shares in the tender offer; the Company's future cash needs following the tender offer; uncertainties and volatility in the credit markets that could delay or prevent the proposed financing of our revolving credit facility; that low or negative growth in the economy or in the financial markets will occur and reduce discretionary spending on goods that are, or are perceived to be "luxuries"; that levels of shopping mall traffic may decline as a result of economic or other factors; that warehousing and distribution productivity and capacity can be maintained and further improved to support the Company's distribution requirements; that strong competitive responses may impact the Company's efforts to leverage its brand power with its marketing, merchandising and promotional efforts; that the seasonal nature of the retail jewelry business or downturns in consumer spending during the fourth calendar quarter may adversely affect the Company's results; that the Company may not be able to continue to manage its inventory and product supply effectively to respond to consumer demand; that fluctuations in gold and diamond prices may negatively affect the business; that the Company may not be able to integrate acquisitions into its existing operations or that new acquisition and alliance opportunities that enhance shareholder value may not be available on terms acceptable to the Company; that the efforts to define the strategic role of each brand may not be successful; that the Company may be unable to lease new and existing stores on suitable terms in desirable locations; that legal or governmental proceedings may have an adverse effect on the financial results or reputation of the Company; that alternate sources of merchandise supply may not be available on favorable terms to the Company during the three month period leading up to the Holiday season; that key personnel who have been hired or retained by the Company may depart; that any disruption in or changes to the



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Company's private label credit card arrangement with Citi Commerce Solutions may adversely affect the Company's ability to provide consumer credit and write credit insurance; or that changes in government or regulatory requirements may increase the cost of or adversely affect the Company's operations; and the other risks detailed from time to time in our SEC reports. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.

         THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY, AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OF THE COMPANY'S COMMON STOCK. THE SOLICITATION OF OFFERS TO BUY THE COMPANY'S COMMON STOCK IS BEING MADE ONLY PURSUANT TO THE TENDER OFFER DOCUMENTS, INCLUDING THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL THAT THE COMPANY IS DISTRIBUTING TO ITS STOCKHOLDERS AND FILING WITH THE SECURITIES AND EXCHANGE COMMISSION.

         STOCKHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE OFFER TO PURCHASE AND OTHER DOCUMENTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE SECURITIES AND EXCHANGE COMMISSION'S WEB SITE AT WWW.SEC.GOV OR FROM THE INFORMATION AGENT, MORROW & CO., INC., AT 45 PARK AVENUE, 5th FLOOR, NEW YORK, NEW YORK 10022, (212) 754-8000 (BANKS AND BROKERAGE FIRMS) OR 800-654-2468 (ALL OTHERS TOLL FREE). STOCKHOLDERS ARE URGED TO READ THESE MATERIALS CAREFULLY BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.